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                                                                   Exhibit 10.32

               SECOND MODIFICATION OF LEASE AND LICENSE AGREEMENT

      Second Modification of Lease and License Agreement ("Agreement") made as of this 12 day of June, 2000 by and between METROPOLITAN LIFE INSURANCE COMPANY, a New York corporation having its principal place of business at One Madison Avenue, New York, New York 10010 ("Landlord"), and CREDIT SUISSE FIRST BOSTON CORPORATION, a Massachusetts corporation having an office at Eleven Madison Avenue, New York, New York 10010 ("Tenant").

                              W I T N E S S E T H:

      WHEREAS, Landlord and Tenant heretofore entered into a certain written Agreement of Lease dated September 10, 1997, as amended by Modification of Lease dated February 5, 1998 (collectively, the "Lease") wherein and whereby Landlord leased to Tenant and Tenant let from Landlord, those certain premises (the "demised premises") as shown on the plans annexed to the Lease as "Exhibit A" thereto, being the entire rentable area of the 13th floor and a portion of the rentable area on the 14th floor in the building known as Eleven Madison Avenue, New York, New York 10010 (the "Building");

      WHEREAS, Landlord and Tenant wish to further modify the Lease, subject to the terms and conditions hereinafter set forth, to, inter alia, add three (3) other portions of the Building (sometimes, hereinafter, collectively, the "Second Additional Space"), as shown hatched on Exhibit A-1 attached hereto and made a part hereof, to the demised premises, to wit: (i) a portion of the 1st floor (the "1st Floor Part"), which Landlord and Tenant agree contains 12,674 usable square feet; (ii) a portion of the mezzanine (the "Mezzanine Part"), which Landlord and Tenant agree contains 9,325 usable square feet; and (iii) by a license, a portion of Basement Level 3B (the "Basement Part") which Landlord and Tenant agree contains 8,770 usable square feet and further with respect to the Basement Part, notwithstanding anything to the contrary contained herein, Tenant's estate in the Basement Part shall be deemed to be by a license.

      WHEREAS, the Lease is in full force and effect; and

      WHEREAS, Landlord and Tenant desire to modify the Lease only in the respects hereinafter stated.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto by these presents do covenant and agree as follows:

1. All capitalized terms used herein without definition are used herein with the meanings assigned to such terms in the Lease, unless the context otherwise requires.

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2. Effective the date hereof (sometimes, hereinafter, the "Second Additional
Space Commencement Date"), and through and including the end of the term of the Lease (to wit: April 30, 2017) as same may be renewed or extended in accordance with its express terms, the Second Additional Space shall be added to the demised premises and in order to accomplish the addition of the Second Additional Space to the demised premises, Landlord does hereby lease to Tenant and Tenant does hereby let from Landlord the Second Additional Space (except with respect to the Basement Part, which Landlord does hereby license to Tenant and Tenant does hereby license from Landlord) for the period to commence on the date hereof and to end April 30, 2017 or on such earlier date upon which said term may expire pursuant to any of the conditions, covenants, provisions, terms, and agreements of the Lease, as modified by this Agreement. It is the intention and agreement of Landlord and Tenant that, by reason of such addition of the Second Additional Space to the demised premises, the demised premises shall be those covered by the Lease, as modified by this Agreement, from and after the date hereof. The Second Additional Space shall be subject to all of the terms, covenants and conditions of the Lease, except as otherwise to the contrary set forth herein.

3.A. Effective the ninety first (91st) day subsequent to the Second Additional Space Commencement Date (the "Second Additional Space Rent Commencement Date"), Tenant shall pay, in addition to the basic annual rent specified in the Lease for the portion of the demised premises exclusive of the Second Additional Space, basic annual rent as follows: (i) One Million Three Hundred Fifty Three Thousand Eight Hundred Thirty Six Dollars ($1,353,836.00) per annum for the period commencing on the Second Additional Space Rent Commencement Date through and including May 31, 2005; and thereafter, (ii) One Million Five Hundred Seven Thousand Six Hundred Eighty One Dollars ($1,507,681.00) per annum for the period commencing June 1, 2005 through and including May 31, 2010; and thereafter,
(iii) One Million Six Hundred Sixty One Thousand Five Hundred Twenty Six Dollars ($1,661,526.00) per annum for the period commencing June 1, 2010 through and including May 31, 2015; and thereafter (iv) One Million Eight Hundred Fifteen Thousand Three Hundred Seventy One Dollars ($1,815,371.00) per annum for the period commencing June 1, 2015 through and including the end of the term of the Lease, to wit: April 30, 2017.

      B. The additional basic annual rental and additional rent for the Second Additional Space shall not be due or payable until the Second Additional Space Rent Commencement Date further provided that from and after such date, such rent payments shall be paid by Tenant to Landlord at the times and in the manner provided in the Article 1 and elsewhere in the Lease.

4.A. The 1st Floor Part and the Mezzanine Part shall be used by Tenant, at its sole option, as (i) a retail banking or brokerage facility operated by Tenant and/or Tenant's Controlled Affiliates or (ii) the uses permitted by Article 2 of the Lease, and for no other purpose.


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      B. With respect to the Basement Part, Tenant shall have a license with the right, for so long as the Lease remains in full force and effect and so long as the certificate of occupancy for the Building permits such use(s), subject to Landlord's right of access hereinafter described, to occupy the Basement Part for the uses specified in Article 2 of the Lease. Tenant acknowledges that Landlord may, from time to time, require access to Building core areas located within the Basement Part and accordingly, Tenant agrees that Landlord shall have such access upon reasonable notice to Tenant, which may be oral or written, for installations, repairs, alterations, maintenance or any other purpose as Landlord reasonably requires, provided, however, in the event Landlord requires access to such core areas in an emergency, reasonable notice shall not be required.

5. Tenant understands, acknowledges and agrees that the terms of Article 10 of the Lease to the contrary notwithstanding, other than in relation to a "Permitted Transfer" (as defined in the Lease), Tenant shall have no right to assign, mortgage or encumber its interest in the Second Additional Space. In addition, Tenant also understands, acknowledges and agrees that the terms of
Article 10 of the Lease to the contrary notwithstanding, other than in relation to a Permitted Transfer, Tenant shall have no right to sublet all or any part of the Second Additional Space, exclusive of the balance of the demised premises or in conjunction with all or a part thereof, except as follows:

      (i) Any proposed subletting of the Second Additional Space must cover the entire Second Additional Space;

      (ii) If Tenant shall desire to sublet the Second Additional Space, Tenant must first present Landlord with a written offer (the "Recapture Offer") to surrender the Second Additional Space to Landlord for the balance of the term of this Lease without payment by Landlord of monies or other consideration therefor (the "Recapture Right"). The Recapture Offer shall set forth an effective date for such surrender, which date (the "Surrender Date") shall not be less than forty (40) days after the date Landlord receives the Recapture Offer. Landlord shall then have a period of thirty (30) days after its receipt of the Recapture Offer within which to accept or reject same, by written notice to Tenant, time being of the essence. If Landlord shall exercise the Recapture Right, Landlord and Tenant shall promptly proceed, in good faith, to enter into a mutually acceptable agreement effecting a surrender of the Second Additional Space effective the Surrender Date and a modification of this Lease providing, in essence, a restoration of the Lease to its standing prior to this Agreement except that any costs required to reprogram the elevators serving the demised premises (including the Second Additional Space) to their status prior to the execution of this Agreement shall be borne by Landlord.

A failure of Landlord to timely respond to the Recapture Offer shall be deemed a rejection and if Tenant subsequently requests Landlord's consent to a specific subletting more than nine (9) months after Landlord's rejection of the Recapture Offer


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(or more than nine (9) months from the expiration of said thirty (30) day period provided to Landlord within which to exercise the Recapture Right of Landlord shall have rejected the Recapture Offer), then the provisions of the first paragraph if this Clause (ii) requiring Tenant to again present the Recapture Offer to Landlord with Landlord then again having thirty (30) days to exercise the Recapture Right or reject same shall be effective.

      (iii) In the event Landlord shall reject the Recapture Offer, any proposed sublease of the Second Additional Space shall (except as set forth to the contrary in this Paragraph 5) be in accordance with Article 10 of the Lease further provided that any proposed retail use of all or any part of the Second Additional Space shall be subject to Landlord's prior written consent, in each instance, which consent may be granted or denied in Landlord's sole judgment.

6. Article 26 of the Lease is amended hereby to provide that anything to the contrary contained therein, all notices to Landlord shall be address to the Regional Manager, Real Estate Investments (EIM), 200 Park Avenue, 12th Floor, New York, New York 10166, with a duplicate copy simultaneously being sent by the same procedures to Associate General Counsel (REI/Law), 200 Park Avenue, 12th Floor, New York, New York 10166.

7.A. Effective the Second Additional Space Rent Commencement Date, with respect to the demised premises, as modified by this Agreement, "Tenant's Proportionate Share" for "Taxes" (in accordance with Article 28) shall be 11.21% (in lieu of 9.21%).

      B. Tenant shall pay for the actual out-of-pocket cost of metal maintenance on the entry doors to the Second Additional Space and interior window cleaning within the Second Additional Space. In addition, Tenant shall also pay the actual out-of-pocket operating costs for services (in excess of those required of Landlord pursuant to Exhibit C of the Lease) and utilities supplied to the Second Additional Space when same are supplied by Landlord at the request of Tenant, including but not limited to snow removal, exterior window cleaning and the maintenance of the entryways to the Second Additional Space.

      C. In addition, notwithstanding anything to the contrary contained in the Lease and without limiting or restricting Landlord's agreements contained in the Lease with respect to the demised premises, exclusive of the Second Additional Space, Tenant understands, acknowledges and agrees that (i) Landlord shall have no obligation, with respect to "ADA" (defined in the Lease) or otherwise with respect to any bathroom or toilet areas within the Second Additional Space; (ii) Landlord shall have no obligation to provide any cleaning services for the Second Additional Space provided, however, Tenant may elect to procure cleaning services for the Second Additional Space directly from Landlord pursuant to
Section 27.02 of the Lease; (iii) Landlord shall have no obligation to provide any heat or air-conditioning


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for the Second Additional Space; (iv) other than the "Elevator Restoration Work"
(defined in Section B or Paragraph 9 of this Agreement), Landlord shall have no obligation to provide any elevator service for the Second Additional Space; (v) Landlord shall have no obligation to provide any water, other than cold water for lavatory purposes, for the Second Additional Space; (vi) the speaker/strobe unit capacity (Section 27.13) for the Second Additional Space shall be thirty
(30); (vii) the figure "1,200 cfm" shall be substituted in the place and stead of the figure "2450 cfm" set forth in Section 27.14 with respect to the Second Additional Space; (viii) the determination of fair market basic annual rent for the demised premises relative to the "Computation Date" (Article 42) shall, with respect to the Second Additional Space, consider the so-called "highest and best use" for the Second Additional Space; and (ix) Tenant's option to terminate the Lease, in accordance with Article 43, shall not be applicable to or extend to the Second Additional Space.

8. Landlord shall furnish electricity for light and power to the Second Additional Space in accordance with Article 30 of the Lease. In addition, at Tenant's request, Landlord will provide condenser water for Tenant to extend its supplemental air-conditioning system (in a manner reasonably approved by Landlord, which approval shall not be unreasonably withheld or delayed) to serve the Second Additional Space, subject to a maximum capacity of one hundred fifty
(150) tons for after hours cooling, further subject to Landlord's then current tap-in and per ton usage fees which, as of the date hereof are a One Thousand Dollar ($1,000.00) per ton tap-in fee and a Five Hundred Dollar ($500.00) per ton per year usage fee. Subject to the provisions of Sections 25.01 and 27.06 of the Lease, the condenser water line shall be available for use by Tenant at all times. Should Tenant require steam, Landlord shall provide up to 800,000 btu or 800 pounds per hour of steam through existing steam risers. Tenant shall pay for all costs reasonably incurred and associated with the installation of the steam pressure reducing station and steam sub-metering system in order for Landlord to provide the steam required by Tenant. Tenant shall pay for the cost of the steam consumed by Tenant, as measured by submeter(s) at the rate Landlord pays for such steam, together with Landlord's actual costs of causing the submeter(s) to be read.

9.A. Tenant has examined and inspected the Second Additional Space and agrees, subject to Section B of this Paragraph 9, to accept the same in the "as is" condition in which it exists on the Second Additional Space Commencement Date and Tenant understands and agrees that no materials whatsoever are to be furnished by Landlord and no work whatsoever is to be performed by Landlord in connection with the Second Additional Space or any part thereof except that Landlord agrees to deliver the Second Additional Space on the Second Additional Space Commencement Date vacant and broom clean.

      B. In addition, promptly after the date hereof, Landlord, at its sole cost and expense, shall commence the "Elevator Restoration Work", to wit: (i) the


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reprogramming of the elevators in the E Bank of the Building to serve the B1, B2 and B3 levels, Lobby, the 2nd through 7th floors of the Building and the mezzanine (only accessible via elevators #29 and #30); (ii) the installation of hall call buttons on the mezzanine and B3 levels (Tenant being responsible for hall call buttons elsewhere); and (ii) the restoration of the E Bank elevator lobbies on the 1st floor and mezzanine of the Building (including but not limited to the removal of a separating wall) to the condition existing at the time of Landlord's recapture of such areas for the benefit of the previous tenant occupying the Second Additional Space. Landlord agrees to diligently commence and prosecute the Elevator Restoration Work from and after the date hereof, provided however, in the event the Elevator Restoration Work has not been substantially completed within one hundred eighty (180) days from the date hereof for reasons solely due to Landlord's negligence or willful failure, Tenant shall be granted a rent credit applicable to the portion of basic annual rent due and payable for the Second Additional Space equal to one (1) day for each day substantial completion of the Elevator Restoration Work was delayed by reason of Landlord's negligence or willful failure.

      C. Upon receipt of Tenant's plans for "Work" (defined in the Lease), which plans have been approved in writing by Landlord in accordance with the terms and conditions of the Lease, Landlord shall provide Tenant with an ACP-5 Certification (or equivalent if no longer issued) of a licensed asbestos investigator indicating that the Second Additional Space is not an asbestos project.

      D. Further in connection with Work, notwithstanding anything to the contrary contained herein, Tenant acknowledges that the Building is listed on the National Register of Historic Places and, accordingly, Tenant agrees to abide by any guidelines, rules or regulations imposed therein provided, however, Landlord agrees, at Tenant's sole cost and expense, to reasonably cooperate with Tenant in order that Tenant may obtain any required permits or variances of any guidelines, rules or regulations imposed as a result of the Building's listing on the National Register of Historic Places.

10. Landlord and Tenant represent and warrant to each other that each has not dealt with any real estate agents or brokers in connection with this Agreement other than Cushman & Wakefield, Inc. and Insignia/ESG, Inc. (collectively, the "Brokers") whose fees, if any, Landlord agrees to pay pursuant to separate written agreements and that this Agreement was not brought about or procured through the use or instrumentality of any other agent or broker. Landlord and Tenant covenant and agree to indemnify and hold the other harmless from any and all claims for commissions and other compensation made by any agent or agents and/or any broker or brokers, other than the Brokers with respect to Tenant's indemnification, based on any dealings between Landlord or Tenant, as the case may be, and any agent or agents and/or broker or brokers, together with all costs and expenses incurred by Landlord in resisting such claims, including, without limitation, reasonable attorneys' fees.


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11. Except as modified by this Agreement, the Lease and all the terms, covenants, conditions, provisions, and agreements thereof are hereby in all respects ratified, confirmed, and approved.

12. The Lease, as modified by this Agreement contains the entire understanding between the parties. No other representations, warranties, covenants or agreements have been made.

13. This Agreement may not be changed orally, but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

14. This Agreement shall be binding upon, and inure to the benefit of the parties hereto, their respective legal representatives, successors and, except as otherwise provided in the Lease as modified by this Agreement, their respective assigns.

15. The submission of this Agreement to Tenant shall not be construed as an offer, nor shall Tenant have any rights with respect hereto, unless and until Landlord shall execute a copy of this Agreement and deliver the same to Tenant.

16. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement shall be effective as delivery of a manually executed counterpart of this Agreement. Any delivery of a counterpart signature by telecopier shall, however, be promptly followed by delivery of a manually executed counterpart.

      IN WITNESS WHEREOF, the parties hereto have respectively executed this Agreement as of the day and year first above written.

                                   Landlord:
                                   METROPOLITAN LIFE INSURANCE COMPANY

                                   By: /s/ W. Mark Keeney
                                       ---------------------------------------
                                       Assist VP


                                   Tenant:
                                   CREDIT SUISSE FIRST BOSTON CORPORATION

                                   By: /s/ Frank Bartolotta
                                       ---------------------------------------


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